Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 11, 2011, with respect to the combined statement of financial condition of KW Property Fund III, L.P. and KW Property Fund III (QP A), L.P. including the combined schedule of investments as of December 31, 2010, and the related combined statements of operations, partners' capital, and cash flows for the year then ended, incorporated herein by reference.

/s/ KPMG LLP
Los Angeles, California
June 21, 2012